Exhibit 23.1

CONSENT OF FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of RenovoRx, Inc. of our report dated April 1, 2024, except for Note 11, as to which the date is March 31, 2025, relating to the financial statements of RenovoRx, Inc., appearing in the Annual Report on Form 10-K of RenovoRx, Inc.  for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Irvine, California
June 27, 2025